Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations:

Paula Heinkel

332.877.5339

Media.request@iff.com

Investor Relations:

Michael Bender

212.708.7263

Investor.Relations@iff.com

IFF Appoints Gary Hu to Board of Directors

NEW YORK – Feb. 2, 2023 – IFF (NYSE: IFF) today announced the appointment of Gary Hu to the Company’s Board of Directors, effective February 1, 2023. Mr. Hu, a Portfolio Manager at Icahn Capital, will be appointed to the Board’s Audit and Transaction Committees. In connection with this appointment, IFF has entered into a cooperation agreement with Icahn Capital LP and its affiliates.

“On behalf of the IFF Board of Directors, I would like to welcome Gary to the Board,” said Dale Morrison, Chairman of IFF’s Board of Directors. “We expect that Gary’s board experience, coupled with his financial and investment expertise, will prove a solid addition to our Board. We look forward to working alongside him as we continue to execute on our Growth and Transformation Plan to drive increased shareholder value.”

“As a member of IFF’s Board, I am excited to help the Company realize its strategic goals and execute on its initiatives for 2023 and beyond. IFF is on the precipice of its next phase of growth, and I am excited to join the Board at this pivotal time,” said Mr. Hu.

“I am confident that Gary will be an excellent addition to the IFF Board,” said Carl Icahn, CEO of Icahn Capital. “As IFF continues to advance its strategic efforts, I believe that the Board and management team are poised to capture further opportunities for growth, deploying innovation across the portfolio to create value for shareholders.”

Additionally, Barry Bruno, who was appointed to the IFF Board in connection with a previous cooperation agreement with Icahn Capital announced on February 8, 2022, will continue to serve as an independent Director. Icahn Capital has agreed to customary standstill, voting and other provisions. The full agreement between IFF and Icahn Capital will be filed on a Form 8-K with the SEC, concerning this.

About Gary Hu

Mr. Hu currently serves as a Portfolio Manager at Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., which is a diversified holding company engaged in a variety of businesses. Prior to joining Icahn Capital LP, he worked at Silver Point Capital LP, a credit-focused investment firm from 2012 to 2020, and Stockbridge Investors, the public securities affiliate of Berkshire Partners LLC from 2010 to 2012. Mr. Hu has been serving as a board member of Bausch & Lomb and Dana Incorporated since 2022, and previously served on the boards of Occidental Petroleum Corporation and Cloudera Incorporated.

He graduated from the University of Pennsylvania with a B.S. in Finance and Accounting and a B.A.S. in Computer Science.

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Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter , Facebook, Instagram, and LinkedIn.

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